Exhibit 15.1

Letter re: Unaudited Interim Financial Information

February 8, 2018

The Board of Directors and Shareholders

CVS Health Corporation

We are aware of the incorporation by reference in the Amendment No. 3 to the Registration Statement on Form S-4 and the related Joint Proxy Statement/Prospectus of CVS Health Corporation for the registration of equity securities of our reports dated May 2, 2017, August 8, 2017 and November 6, 2017 relating to the unaudited condensed consolidated interim financial statements of CVS Health Corporation that are included in its Form 10-Q for the quarters ended, March 31, 2017, June 30, 2017 and September 30, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts